NEWS RELEASE for May 10, 2024

Contact: Dina Masi, CFO

   Integrated BioPharma, Inc.

   investors@ibiopharma.com

   888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2024

HILLSIDE, NEW JERSEY (May 10, 2024) - Integrated BioPharma, Inc. (OTCQX: INBP) (the “Company” or “INBP”) reports its financial results for the quarter ended March 31, 2024.

Revenue for each of the quarters ended March 31, 2024 and 2023 were approximately $13.1 million.  The Company had operating income for the quarter ended March 31, 2024 and 2023 of approximately $0.4 million and $44,000, respectively.

Revenue for the nine-month period ended March 31, 2024 was $37.6 million compared to $37.7 million for the nine-month period ended March 31, 2023, a decrease of $0.1 million or 0.3%.  The Company had an operating loss of approximately $0.2 million for the nine-month period ended March 31, 2024 compared to operating income of approximately $41,000 in the nine-month period ended March 31, 2023.

For the quarter ended March 31, 2024, the Company had net income of approximately $0.3 million or $0.01 per share of common stock, compared with net income of $16,000 or $0.00 per share of common stock for the quarter ended March 31, 2023.  The Company’s basic and diluted net income per share of common stock for the quarters ended March 31, 2024 and 2023 was $0.01 and $0.00 per share of common stock, respectively.

For the nine-month periods ended March 31, 2024 and 2023, the Company had a net loss of approximately $0.2 million and $74,000, respectively. The Company’s basic and diluted net loss per share of common stock for the nine months ended March 31, 2024 and 2023 was $(0.01) and $(0.00) per share of common stock, respectively.

“Our revenue from our two largest customers in our Contract Manufacturing Segment increased from representing approximately 88% of total revenue in the nine-month period ended March 31, 2023, to representing approximately 90% of total revenue in the nine-month period ended March 31, 2024”, stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “We will continue to focus on our core businesses and expanding our customer base.  We believe that this focus will reduce our reliance on our two significant customers in our fiscal year ending June 30, 2025,” the Co-CEOs further stated.

A summary of our financial results for the three and nine months ended March 31, 2024 and 2023 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023

Total revenue	$13,147	$13,098	$37,571	$37,678
Cost of sales	11,899	12,090	34,971	34,603
Gross profit	1,248	1,008	2,600	3,075
Selling and administrative expenses	893	964	2,751	3,034
Operating income (loss)	355	44	(151)	41
Other income (expense), net	(3)	2	5	(24)

Income (loss) before income taxes	352	46	(146)	17
Income tax (expense) benefit, net	(67)	(30)	(10)	(91)
Net income (loss)	$285	$16	$(156)	$(74)

Net income (loss) per common share:
Basic	$0.01	$0.00	$(0.01)	$(0.00)
Diluted	$0.01	$0.00	$(0.01)	$(0.00)
Weighted average common shares outstanding:
Basic	30,099,610	29,929,610	30,054,883	29,929,610
Diluted	30,764,222	31,463,309	30,054,883	29,929,610

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation and the tightened labor markets; the impact of the war in Ukraine; the impact of the Israel-Hamas war; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.